Exhibit 4.1
                           PULSE ENGINEERING, INC.
                        1991 LONG-TERM INCENTIVE PLAN


                                  SECTION 1

                                   GENERAL

     1.1 Purpose. The Pulse Engineering, Inc. 1991 Long-Term Incentive Plan (the "Plan") has been established by Pulse Engineering, Inc. (the "Company") to:

          (a) attract and retain key executive and managerial employees, directors and other key persons providing services to the Company or any Subsidiary;

          (b) motivate participating employees, and other persons providing services to the Company or any Subsidiary, by means of appropriate incentives, to achieve long-range goals;

          (c) provide incentive compensation opportunities which are competitive with those of other corporations; and

          (d) further the identity of interests of participants with those of the stockholders of the Company;

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and thereby promote the long-term financial interest of the Company and its
Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

     1.2 Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective as of April 17, 1991 (the "Effective Date"). The Plan shall be unlimited in duration and, in the event of Plan termination, all Plan provisions shall remain in effect as to outstanding awards until those awards expire or otherwise terminate.

     1.3  Definitions.  The following definitions are applicable to the Plan:

          "Board" means the Board of Directors of the Company.

          "Change in Control" has the meaning ascribed to it in subsection
           1.11.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

          "Committee" has the meaning ascribed to it in subsection 1.4.

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          "Fair Market Value" of a share of stock, as of any date, means the fair value of such share determined in accordance with procedures established by the Committee.

          "Participant" means any key executive or managerial employee of the Company or any Subsidiary, any other key person providing services to the Company or any Subsidiary, and any nonemployee director of the Company who, pursuant to subsection 1.5, participates in the Plan.

          "Restricted Period" has the meaning ascribed to it in paragraph
          4.3(a).

          "Restricted Stock" has the meaning ascribed to it in subsection 4.1.

          "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

          "Stock" means Pulse Engineering, Inc. Class A Voting Common Stock, par value $.01 per share, or other securities as may be substituted therefor pursuant to subsection 1.10.

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          "Stock Appreciation Right" has the meaning ascribed to it in subsection 3.1.

          "Stock Option" has the meaning ascribed to it in subsection 2.1.

          "Subsidiary" means any corporation in which the Company has a direct or indirect equity interest which is so designated by the Committee.

     1.4 Administration. The authority to manage and control the operation and administration of the Plan shall be vested in a committee (the "Committee") selected by the Board; provided, however, that until the Board by resolution determines otherwise, the Board shall have final authority to review and approve the Plan's administration and any awards granted by the Committee, and any such awards will not be deemed final until such Board review and approval. All of the members of the Committee shall be members of the Board. Subject to the limitations of the Plan and the final authority vested in the Board, the Committee shall have the sole and complete authority:
(a) to select participants in the Plan; (b) to make awards in such forms and amounts as it shall determine; (c) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate; (d) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan; (e) to correct any defect or

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omission or to reconcile any inconsistency in the Plan or in any award granted hereunder; and (f) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company, subject to such allocation to its Subsidiaries as it deems appropriate. The Committee may, to the extent such action is consistent with the laws of the State of Delaware and will not prevent the Plan from complying with Rule 16b-3, delegate any of its authority hereunder to such persons as it deems appropriate.

     1.5 Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, the key executive and managerial employees of the Company or any Subsidiary, other key persons (who need not be natural persons) providing services to the Company or any Subsidiary who will participate in the Plan. In determining who shall be a Participant in the Plan, the Committee shall take into account a person's contribution and potential contribution to the profitability of the Company, any contractual obligations between the Company and the person, and any other factors that the Committee shall determine to be appropriate. Nothing in this subsection 1.5 shall be construed to prevent awards from being made by the

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Committee to any member of the Board (regardless of whether such Board member is employed by the Company or any Subsidiary); provided that no award shall be made under the Plan to a Board member to the extent that such award would prevent the Plan from complying with Rule 16b-3. Consistent with Rule 16b-3, any member of the Board who is a member of the Committee shall not receive any award under the Plan while serving on the Committee, unless such award is made pursuant to one or more amendments to the Plan providing for "formula awards," as described in Rule 16b-3. Any such amendment providing for formula awards shall be adopted in accordance with subsection 1.13 (which amendment shall not require shareholder approval). The formula set forth in any such amendment may not be amended more than once in any six- month period, except to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. The Committee may grant to Participants, in accordance with the provisions of the Plan, Stock Options, Stock Appreciation Rights, Restricted Stock, and other awards.

     1.6 Shares Subject to the Plan. The shares of Stock with respect to which awards may be made under the Plan shall be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Board, shares purchased in the market). Subject to the provisions of subsection 1.10, the number of shares of Stock which may be issued with respect to awards under the Plan shall not exceed 500,000 shares in the

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aggregate.  If, for any reason, any award under the Plan otherwise distributable in shares of Stock, or any portion of the award, shall expire unexercised, terminate or be surrendered, forfeited or canceled, be settled in cash in lieu of Stock, or in such manner that all or some of the shares covered by the award are not issued to a Participant, such shares shall immediately become available for additional awards under the Plan, except for shares withheld pursuant to subsection 1.7 of the Plan.

     1.7 Compliance with Applicable Laws and Withholding of Taxes. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares of Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose of with the intention of distributing the shares. In the case of a Participant who is subject to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, the Committee may, at any time, add such conditions and limitations to any Stock Appreciation Right awarded such Participant, or to any election to satisfy tax withholding obligations through the withholding or surrender of shares of Stock as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) of 16(b) and the rules and regulations

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thereunder or to obtain any exemption therefrom. All awards and payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan.

     1.8 Transferability. No award under the Plan, and no interest therein, shall be transferable except as designated by the Participant by will or by the laws of descent and distribution, or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a qualified domestic relations order (as that term is defined in the Code). All awards shall be exercisable or received by the Participant's legal representative.

     1.9 Employment and Stockholder Status. The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee or Participant the right to be retained in the employ of the Company or any Subsidiary, or otherwise to continue to provide services to the Company or any Subsidiary, or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the

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date on which he fulfills all service requirements and other conditions for receipt of shares of Stock. If the redistribu tion of shares is restricted pursuant to subsection 1.7, certificates representing such shares may bear a legend referring to such restrictions.

     1.10 Adjustments to Number of Shares Subject to the Plan. In the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Stock with respect to which awards may be made under the Plan, and the terms, type of shares and the number of shares of any outstanding awards under the Plan may be equitably adjusted by the Committee in its sole discretion to preserve the benefit of the award for the Company and the Participant.

     1.11 Change in Control. The Committee may provide in any award that, in the event of a Change in Control, the Participant may (I) exercise any outstanding Stock Options or Stock Appreciation Rights which would not then be exercisable by the Participant absent the Change in Control, provided that, with respect to directors and officers subject to Section 16(b) of the Securities Exchange Act of 1934, such Stock Appreciation Rights have been outstanding for at least six months as of the date of exercise; (II) require the Company to release all restrictions on shares of Restricted Stock awarded to the Participants; and (III) require the Company to distribute to the

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Participant, in cash or Stock, the fair value (prorated to the date of the
Change in Control) or any other awards under the Plan then held by the Participant. For purposes of the Plan, the term "Change in Control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Board which occurs as follows:

          (a) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its Subsidiaries, is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 25 percent or more of the total voting power of the Company's then outstanding stock in one or a series of transactions that are not approved by the Board prior to such person becoming a 25- percent beneficial owner;

          (b) a tender offer (for which a filing has been made with the Securities and Exchange Commission ("SEC") which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and

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               approved by the Board, provided that, in case of a tender offer described in this paragraph (b), the Change of Control will be deemed to have occurred upon the first to occur of:

               (i) any time during the offer when the person (using the definition in (a) above and in Section 14(d)(2) of the Securities Exchange Act of 1934) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company's stock; or

              (ii) three business days before the offer is to terminate unless the offer is withdrawn first, if the person (using the definition in (i) above) making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company's stock when the offer terminates; or

          (c) individuals who were the Board's nominees for election as directors of the Company immediately prior to a vote or consent of the stockholders of the Company involving a contest for the

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               election of directors shall not constitute a majority of the
               Board following the election.

The Committee may, in its discretion, modify the definition of the term "Change in Control" as it applies to the awards to individual Participants, and groups of Participants, and may also provide for the funding of awards under the Plan upon a Change in Control.

     1.12 Agreement with Company. At the time of any awards under the Plan, the Committee will require a Participant to enter into an agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

     1.13 Amendment and Termination of Plan. Subject to the following provisions of this subsection 1.13, the Board may at any time and in any way amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Stock is listed or quoted. No such amendment, suspension or termination shall impair the rights of Participants affected thereby or make any change that would disqualify the Plan, or any

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other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

                                  SECTION 2
                                STOCK OPTIONS

     2.1 Definitions. The award of a Stock Option under the Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Section 2.

     2.2 Eligibility. The Committee shall designate the Participants to whom Stock Options are to be awarded under the Plan, and shall determine the number of option shares to be offered to each of them. Stock Options granted under the Plan may be incentive stock options within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine. The Committee may require Stock Options, other than incentive stock options, to be purchased by Participants for a purchase price determined by the Committee. The Committee may, as a condition of an award to a Participant of a Stock Option; or as a condi tion of a Stock Option becoming effective as to a Participant, require that the Participant agree to the cancellation of awards made under this Plan or any other plan or arrangement of the Company or affiliated companies.

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     2.3  Price.  The purchase price of a share of Stock under each Stock
Option shall be determined by the Committee, provided that the purchase price shall not be less than the par value of a share of Stock on such date. To the extent provided by the Committee, the full purchase price of each share of Stock purchased upon the exercise of any Stock Option shall be paid (a) in cash (including check, bank draft or money order); (b) in shares of Stock (valued at Fair Market Value as of the day of exercise); (c) in any combination of cash and Stock; or (d) with any other consideration (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, shares of Stock may be issued directly to the Participant's broker or dealer upon receipt of the option price in cash from the broker or dealer).

     2.4 Exercise. Stock Options shall be exercised in whole or in part by written notice to the Company. Stock Options shall be exercisable at such time or times as the Committee shall determine at the time of award, or subsequent to the time of award.

                                  SECTION 3
                          STOCK APPRECIATION RIGHTS

     3.1 Definition. A Stock Appreciation Right is an award that entitles its holder to receive from the Company, at the time of exercise of the right, an amount equal to:

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          (a)  the number of shares as to which the holder is exercising the
               Stock Appreciation Right;

               MULTIPLIED BY

          (b) the excess of the Fair Market Value (at the date of exercise) of a share of Stock over a price specified by the Committee.

The Committee may provide that the amount determined in accordance with paragraph (b) next above, with respect to a share of Stock, shall be increased by the amount of the dividends paid by the Company with respect to a share of Stock between the date of grant of the Stock Appreciation Right and the date of its exercise.

     3.2 Eligibility. The Committee may, in its discretion, award Stock Appreciation Rights in tandem with any previously or contemporaneously granted Stock Option or independent of any option. The price of a tandem Stock Appreciation Right shall be the exercise price of the related Stock Option.

     3.3 Exercise. A Stock Appreciation Right shall be exercised in whole or in part by written notice to the Company. Stock Appreciation Rights shall be exercisable at such time or times as the Committee shall determine at the time of award, or subsequent to the time of award. The amount payable upon

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exercise of a Stock Appreciation Right may be paid by the Company in Stock
(valued at its Fair Market Value on the date of exercise), cash, or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder. To the extent that a Stock Appreciation Right that is in tandem with a Stock Option is exercised, the related Stock Option will be canceled, and to the extent that a Stock Option in tandem with a Stock Appreciation Right is exercised, the tandem Stock Appreciation Right will be canceled.

                                  SECTION 4
                               RESTRICTED STOCK

     4.1 Definition. Restricted Stock awards are grants of Stock to Participants, the vesting of which is subject to a required period of employment and any other conditions established by the Committee.

     4.2 Eligibility. The Committee shall designate the Participants to whom Restricted Stock is to be awarded, and the number of shares of Stock that are subject to the award.

     4.3 Terms and Conditions of Awards. All shares of Restricted Stock awarded to Participants under the Plan shall be subject to the following terms

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and conditions and to such other terms and conditions, not inconsistent with the Plan, as shall be prescribed by the Committee in its sole discretion.

          (a) Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, for such period as the Committee may determine, after the time of the award of such stock (the "Restricted Period"). Except for such restrictions, and such other restrictions as the Committee shall impose, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Committee, the right to receive all dividends paid on such shares.

          (b) The Committee may, in its discretion, at any time after the date of the award of Restricted Stock, adjust the length of the Restricted Period to account for individual circumstances of a Participant or group of Participants.

          (c) Except as otherwise determined by the Committee in its sole discretion, a Participant whose employment with the Company and

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               all Subsidiaries terminates prior to the end of the Restricted
               Period for any reason shall forfeit all shares of Restricted Stock remaining subject to any outstanding Restricted Stock award.

          (d) Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited in a bank designated by the Committee. Each such certificate shall bear the following (or a similar) legend:

               "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Pulse Engineering, Inc. 1991 Long-Term Incentive Plan and an agreement entered into between the registered owner and Pulse Engineering, Inc. A copy of such plan and agreement is on file in the office of the Secretary of Pulse Engineering, Inc., 7250 Convoy Street, San Diego, California 92111."

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          (e)  At the end of the Restricted Period for Restricted Stock, such
               Restricted Stock will be transferred free of all restrictions to the Participant (or his legal representative, beneficiary or heir).

     4.4 Substitution of Cash. The Committee may, in its discretion, substitute cash equal to the Fair Market Value (determined as of the date of destruction) of Stock otherwise required to be distributed to a Participant in accordance with subsection 4.3.

                                  SECTION 5
                                 OTHER AWARDS

     Other awards, including without limitation performance units, and other forms of awards measured in whole or in part by the value of shares of Stock, the performance of the Participant or the performance of the Company, may, in the discretion of the Committee, be granted under the Plan. Such awards may be payable in Stock, cash or both, and shall be subject to such restrictions and conditions as the Committee shall determine. At the time of such an award, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect

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significant unforeseen events.  Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or the degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.


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                   AMENDMENT TO THE PULSE ENGINEERING, INC.
                           LONG-TERM INCENTIVE PLAN

     RESOLVED, that Section 2.5 of the Pulse Engineering, Inc. Long-Term Incentive Plan be amended to read in full as follows:

          2.5 Formula Award for Directors. Notwithstanding any other provision of the Plan, each non-employee Director of the Company appointed or elected as a Director on or after November 11, 1993 shall,
     (i) upon his or her appointment or election to the Board, be issued pursuant to the Plan an option to purchase 10,000 shares of the Stock and
     (ii) every three years after his or her appointment or election, be issued pursuant to the Plan an option to purchase 6,000 shares of the Stock. Each non-employee Director of the Company appointed or elected as a Director before November 11, 1993 shall, upon the next anniversary of his appointment or election, be issued pursuant to the Plan an option to purchase 6,000 shares of the Stock. Such options shall: a) have a per share exercise price equal to the fair market value of the Stock on the date of issuance; b) vest in three equal installments, with the first such installment vesting on October 1 following the issuance of such option and additional installments vesting on October 1 of the following two years; and c) be subject to all other terms and conditions of the Plan. The provisions of this Section 2.5 shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

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                                  EXHIBIT B

                      RESOLUTIONS RELATING TO AMENDMENT
                 OF THE BOARD OF DIRECTORS STOCK OPTION PLAN,
                   SENIOR MANAGEMENT STOCK OPTION PLAN AND
                       NON-QUALIFIED STOCK OPTION PLAN
                                      OF
                           PULSE ENGINEERING, INC.


          Whereas, the Corporation maintains a Board of Directors Stock Option Plan, a Senior Management Stock Option Plan, a Non-Qualified Stock Option Plan and a Long-Term Incentive Plan (the "Plans") under which options to purchase the Corporation's Common Stock may be granted;

          Whereas, the provisions of three of the Plans and the underlying Option Agreements state that in the event of a merger or consolidation in which the Corporation is not the surviving entity or sale of substantially all of the assets of the Corporation, outstanding options granted thereunder shall terminate at the time of such corporate event;

          Whereas, the Board of Directors has authorized the appropriate officers to execute and deliver an Agreement of Merger (the "Agreement of Merger") involving the Corporation and Technitrol, Inc. ("Technitrol") in which the Corporation will not be the surviving entity; and

          Whereas the Agreement of Merger provides that all of the Corporation's outstanding options will be assumed by Technitrol and converted into options to purchase Technitrol Common Stock and Technitrol has requested that the Corporation's Plans and underlying Option Agreements be amended (as necessary) to allow for such assumption;

          NOW, THEREFORE, BE IT RESOLVED that Paragraph 6.9 of the Board of Directors Stock Option Plan, Paragraph 6.11 of the Senior Management Stock Option Plan and Section 7.9 of the Non-Qualified Stock Option Plan, and any similar provision of any of the Plans as well as any similar provision contained in any outstanding Option Agreement under any such Plan, shall be and they hereby are amended to delete termination of outstanding options upon a merger or consolidation involving the Corporation in which the Corporation is not the surviving entity or sale of substantially all of the assets of the Corporation and to allow assumption of outstanding options in such

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          event by the surviving corporation, conditioned upon approval of the
          Agreement of Merger by the Stockholders of the Corporation and effective immediately prior to the Effective Time of the Merger contemplated by the Agreement of Merger; and

          BE IT FURTHER RESOLVED that the proper officers of the Corporation are authorized and directed to take any and all action that may be necessary or appropriate to give effect to the intent of the foregoing resolution.